Exhibit 99.1

Proposed Acquisition of TVN

Acquisition of TVN

On December 7, 2015, we entered into a put option agreement with the selling shareholders of Thomson Video Networks SAS, or TVN, pursuant to which we agreed to acquire all of the outstanding share capital of the parent holding company of TVN (the “TVN Acquisition”) for consideration consisting of approximately $75 million in cash plus up to approximately $15 million in post-closing adjustments. Pursuant to the terms of the agreement, the selling shareholders have the right to exercise a put option following a 60-day consultation process regarding the proposed TVN Acquisition with TVN’s employee works council in France. Subject to the election by the selling shareholders to proceed with the acquisition and upon the exercise of the put option, the parties will immediately execute a sale and purchase agreement whereby the selling shareholders will agree to sell and we will agree to acquire the outstanding share capital of the parent holding company of TVN. If the put option is exercised, we expect that the TVN Acquisition will close in February 2016, subject to certain closing conditions.

The closing of the TVN Acquisition will be subject to TVN’s reacquisition of its patent portfolio from France Brevets (a third-party patent licensing firm), the receipt of certain historical audited financial statements of TVN prepared in accordance with U.S. generally accepted accounting principles, the receipt of certain regulatory approvals required under French law, and certain other customary closing conditions. There can be no assurance that the selling shareholders of TVN will elect to proceed with the TVN Acquisition following consultation with its employee works council, that TVN will be able to comply with the closing conditions noted above or that the acquisition will be completed at all. In addition, both we and TVN have rights to terminate each of the put option agreement and the sale and purchase agreement under certain circumstances specified in such agreements, including our right to terminate the transaction if we are unable to raise adequate financing for the transaction. Completion of the TVN Acquisition is not a condition to completion of this offering, and the completion of this offering is not a condition to the consummation of the TVN Acquisition. In the event this offering has been completed, and the TVN Acquisition is terminated or does not occur for any reason, we intend to use the proceeds of this offering for working capital and other general corporate purposes, which may include future acquisitions or other strategic transactions. Other than the TVN Acquisition, we are not engaged in discussions with respect to any other acquisitions or other strategic transactions.

Business of TVN

TVN is headquartered in Rennes, France and provides video compression, transcoding and processing solutions for media companies, video service providers, and broadcasters. TVN was part of the video headend division of Technicolor SA, until it was spun out as an independent company in 2011 to management and the Fonds de Consolidation et de Développement des Entreprises, a strategic investment fund partially funded by the French government (“FCDE”). In 2014, FCDE sold its interest in TVN to private equity firm Edmond de Rothschild Investment Partners. TVN’s business is similar to the Video segment of our business with principal products that include high definition (HD) and standard definition (SD) broadcast and multi-screen video encoding, decoding, transcoding, multiplexing, redundancy and network management, as well as video stream servers, for contribution, terrestrial, satellite, cable, IPTV, and OTT services. As such, TVN’s current customers include a variety of cable, satellite and telco, and broadcast and media companies, substantially all of whom are located outside of the United States and a majority of which are located in EMEA. For fiscal 2014, TVN reported revenue of €71 million, as presented in TVN’s audited financial statements prepared in accordance with French GAAP. Due to differences between French GAAP and U.S. GAAP, TVN’s revenue for fiscal 2014 will likely differ when determined in accordance with U.S. GAAP.

Risks Affecting Us

Our business is subject to numerous risks, as more fully described in the section of this offering memorandum captioned “Risk Factors,” including the following risks related to the TVN Acquisition:

•	diversion of management’s attention from other operational matters;

•	requirements imposed by government regulators in connection with their review of the transaction;

•	ineffective integration of operations, systems, technologies, products or employees of TVN;

•	inability to realize anticipated synergies or other benefits;

•	failure to commercialize purchased technologies;

•	initial dependence on unfamiliar supply chains or relatively small supply partners relating to the TVN business;

•	failure to attract, retain and motivate key employees of TVN;

•	exposure to new operational risks, rules, regulations, worker expectations, customs and practices in France or other countries where we have not historically conducted business or where we have had more limited operations;

•	increased economic, market volatility and other geopolitical risks associated with increased international operations;

•	challenges associated with managing new, more diverse and more widespread operations, projects and people;

•	inability to obtain and protect intellectual property rights in key technologies;

•	inadequacy or ineffectiveness of TVN’s internal financial controls, disclosure controls and procedures, and/or environmental, health and safety, anti-corruption, human resource, or other policies or practices;

•	impairment of acquired intangible assets and goodwill as a result of changing business conditions, technological advancements or poor performance by TVN;

•	the risk of litigation or claims associated with the TVN Acquisition;

•	unknown, underestimated and/or undisclosed commitments or liabilities; and

•	the inappropriate scale of TVN’s critical resources or facilities for needs of the TVN business.

Risks Related to Our Business and Industry

We depend on cable, satellite and telco, and broadcast and media industry capital spending for our revenue and any material decrease or delay in capital spending in any of these industries would negatively impact our operating results, financial condition and cash flows.

Our revenue has been derived from worldwide sales to service providers and broadcast and media companies, as well as, more recently, emerging streaming media companies. We expect that these markets will provide our revenue for the foreseeable future. Demand for our products will depend on the magnitude and timing of capital spending by customers in each of these markets for the purpose of creating, expanding or upgrading their systems. These capital spending patterns are dependent on a variety of factors, including:

•	the impact of general economic conditions, actual and projected;

•	access to financing;

•	annual capital spending budget cycles of participants in each of the industries we serve;

•	the impact of industry consolidation;

•	customers suspending or reducing capital spending in anticipation of: (i) new standards, such as HEVC and DOCSIS 3.1; (ii) industry trends and technology shifts, such as virtualization, and (iii) new products, such as products based on the VOS software platform or the CCAP architecture;

•	federal, state, local and foreign government regulation of telecommunications, television broadcasting and streaming media;

•	overall demand for communication services and consumer acceptance of new video and data technologies and services;

•	competitive pressures, including pricing pressures;

•	the impact of fluctuations in currency exchange rates; and

•	discretionary end-user customer spending patterns.

In the past, specific factors contributing to reduced capital spending have included:

•	weak or uncertain economic and financial conditions in the U.S. or one or more international markets;

•	uncertainty related to development of digital video industry standards;

•	delays in evaluations of new services, new standards and systems architectures by many operators;

•	emphasis by operators on generating revenue from existing customers through construction, expansion or upgrades, rather than from new customers;

•	a reduction in the amount of capital available to finance projects of our customers and potential customers;

•	proposed and completed business combinations and divestitures by our customers and the length of regulatory review of each;

•	completion of a new system or significant expansion or upgrade to a system; and

•	bankruptcies and financial restructuring of major customers.

In the past, adverse economic conditions in one or more of the geographies in which we offer our products have adversely affected our customers’ capital spending in those geographies and, as a result, our business. During challenging economic times, and in tight credit markets, many customers may delay or reduce capital expenditures. This could result in reductions in revenue from our products, longer sales cycles, difficulties in collection of accounts receivable, slower adoption of new technologies and increased price competition. If global economic and market conditions, or economic conditions in the U.S., Europe or other key markets, deteriorate, we could experience a material and adverse effect on our business, results of operations, financial condition and cash flows. Additionally, since most of our international revenue is denominated in U.S. dollars, global economic and market conditions and the relative value of the U.S. dollar have and may continue to impact currency exchange rates and cause our products to become relatively more expensive to customers in a particular country or region, which could lead to delayed or reduced capital spending in those countries or regions, thereby negatively impacting our business and financial condition.

In addition, industry consolidation has in the past constrained, and may in the future constrain or delay, capital spending by our customers. Further, if our product portfolio and product development plans do not position us well to capture an increased portion of the capital spending of customers in the markets on which we focus, our revenue may decline.

As a result of these capital spending issues, we may not be able to maintain or increase our revenue in the future, and our operating results, financial condition and cash flows could be materially and adversely affected.

The markets in which we operate are intensely competitive.

The markets for our products are extremely competitive and have been characterized by rapid technological change and declining average sales prices in the past. Our competitors in our Video business segment include vertically integrated system suppliers, such as Arris Group, Cisco Systems and Ericsson, and, in certain product lines, a number of other companies including ATEME, Sumavision Technologies and Thomson Video Networks. With respect to production and playout products, competitors include Evertz Microsystems, EVS, Grass Valley (a Belden brand) and Imagine Communications. Our competitors in our Cable Edge business include Arris, Casa Systems and Cisco Systems.

Many of our competitors are substantially larger, or as a result of consolidation activity have become larger, and have greater financial, technical, marketing and other resources than we have, and have been in operation longer than we have. Consolidation in the industry has led to the acquisition of a number of our historic competitors over the last several years. For example, Motorola Home, BigBand Networks and C-Cor were acquired by Arris; NDS and Scientific Atlanta were acquired by Cisco Systems; Tandberg Television and Envivio were acquired by Ericsson; Elemental Technologies was acquired by Amazon; and Miranda Technologies and Grass Valley were acquired by Belden Inc.

In addition, some of our larger competitors have more long-standing and established relationships with domestic and foreign customers. Many of these large enterprises are in a better position to withstand any significant reduction in capital spending by customers in our markets. They often have broader product lines and market focus, and may not be as susceptible to downturns in a particular market. These competitors may also be able to bundle their products together to meet the needs of a particular customer, and may be capable of delivering more complete solutions than we are able to provide. To the extent large enterprises that currently do not compete directly with us choose to enter our markets by acquisition or otherwise, competition would likely intensify.

Further, some of our competitors that have greater financial resources than we do have offered, and in the future may offer, their products at lower prices than we offer for our competing products or on more attractive financing or payment terms, which has in the past caused, and may in the future cause, us to lose sales opportunities and the resulting revenue or to reduce our prices in response to that competition. Also, some competitors that are smaller than we are have engaged in, and may continue to engage in, aggressive price competition in order to gain customer traction and market share. Reductions in prices for any of our products could materially and adversely affect our operating margins and revenue.

Additionally, certain customers and potential customers have developed, and may continue to develop, their own solutions that may cause such customers or potential customers to not consider our product offerings or to displace our installed products with their own solutions. The growing availability of open source code and related software, as well as new server chipsets that incorporate encoding technology, has, in certain respects, lowered the barriers to entry for the video processing industry. The development of solutions by potential and existing customers and the reduction of the barriers to entry to enter the video processing industry could result in increased competition and adversely affect our results of operations and business.

If any of our competitors’ products or technologies were to become the industry standard, our business could be seriously harmed. If our competitors are successful in bringing their products to market earlier than us, or if these products are more technologically capable than ours, our revenue could be materially and adversely affected.

We need to develop and introduce new and enhanced products in a timely manner to meet the needs of our customers and to remain competitive.

All of the markets we address are characterized by continuing technological advancement, changes in customer requirements and evolving industry standards. To compete successfully, we must continually design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability and meet our customers changing needs. However, we may not be successful in those efforts if, among other things, our products:

•	are not cost effective;

•	are not brought to market in a timely manner;

•	are not in accordance with evolving industry standards;

•	fail to meet market acceptance or customer requirements; or

•	are ahead of the needs of their markets.

We are currently developing and marketing products based on established video compression standards, such as HEVC, which provides significantly greater compression efficiency, thereby making more bandwidth available to operators. At the same time, we continue to devote development resources to enhance the existing MPEG-4 AVC/H.264 compression of our products, which many of our customers continue to require. There can be no assurance that these efforts will be successful in the near future, or at all, or that our competitors will not take significant market share in encoding or transcoding.

In order to attempt to meet fast paced, dynamic, evolving industry standards and customer requirements, we are intensifying our development efforts on a number of our product solutions in our Video and Cable Edge businesses. In 2014, we announced our VOS solution, a software-based, fully virtualized platform that we are developing to unify the entire media processing chain, from inception to delivery, and which is designed to operate on common server hardware in data center environments. We also recently introduced the Electra XVM software product, our first video media processing and encoding product based on this platform. We believe some of our customers have been delaying their purchase decisions until products based on our new VOS software platform and incorporating Ultra HD and HEVC technologies are deployed, which we believe has adversely affected our revenue from video products in recent periods. In our Cable Edge business, in 2014, we recently introduced the NSG Exo distributed CCAP product, and we continue to develop, market and sell our NSG Pro centralized CCAP product solutions.

Many of these products and initiatives are intended to integrate existing and new features and functions in response to shifts in customer demands in the relevant market, as well as to address general technology trends (such as virtualized and cloud-based computing, and integrated QAM and CMTS functionality in CCAP-based products) that we believe will significantly impact our industry. The success of these significant and costly development efforts will be predicated, for certain products and initiatives, on the timing of market adoption of the new standards on which the resulting products are based, and for other products, the timing of customer adoption of our products and solutions, as well as our ability to timely develop the features and capabilities of our products and solutions. If new standards or some of our new products are adopted later than we predict or not adopted at all, or if adoption occurs earlier than we are able to deliver the applicable products or functionality, we risk spending significant research and development time and dollars on products or features that may never achieve market acceptance or that miss the customer demand window and thus do not produce the revenue that a timely introduction would have likely produced.

If we fail to develop and market new and enhanced products on a timely basis, our operating results, financial condition and cash flows could be materially and adversely affected.

Our CCAP-based product initiatives expose us to certain technology transition risks that may adversely impact our operating results, financial condition and cash flows.

In the last few years, the cable industry has begun to develop and promulgate the CCAP architecture for next-generation cable edge solutions, which combines edge QAM and CMTS functions in a single system in order to combine resources for video and data delivery. We believe CCAP-based systems will significantly reduce cable headend costs and increase operational efficiency, and are an important step in cable operators’ transition to all-IP networks. We have begun to market and sell centralized and distributed CCAP-based products, and are developing the CMTS capabilities in our centralized CCAP products and universal edge QAM capabilities in our distributed CCAP products to make our products fully-compliant with current CCAP architecture standards. If we are unsuccessful in developing these capabilities in a timely manner, or are otherwise delayed in making such capabilities available to our customers, our business may be adversely impacted, particularly if our competitors develop and market fully compliant products before we do.

We believe CCAP-based systems may, over time, replace and make obsolete current cable edge QAM solutions, including our cable edge QAM products, as well as current CMTS solutions, which is a market our products have previously not addressed. If demand for our CCAP-based systems is weaker than expected, or sales of our CCAP-based systems do not adequately offset the expected decline in demand for our non-CCAP cable edge products, or the decline in demand for our non-CCAP cable edge products is more rapid and precipitous than expected, our near and long-term operating results, financial condition and cash flows could be adversely impacted. Moreover, if a new or competitive architecture for next-generation cable edge solutions is promulgated that renders our CCAP-based systems obsolete, our business may be adversely impacted.

Our future growth depends on market acceptance of several broadband services, on the adoption of new broadband technologies, and on several other broadband industry trends.

Future demand for many of our products will depend significantly on the growing market acceptance of emerging broadband services, including digital video, VOD, HDTV, IP video services (particularly streaming to tablet computers, connected TVs and mobile devices), and very high-speed data services. The market demand for such emerging services is rapidly growing, with many custom or proprietary systems in use, which increases the challenge of delivering interoperable products intended to address the requirements of such services.

The effective delivery of these services will depend, in part, on a variety of new network architectures, standards and devices, such as:

•	the adoption of advanced video compression standards, such as next generation H.264 compression and HEVC;

•	the CCAP architecture;

•	fiber to the premises, or FTTP, networks designed to facilitate the delivery of video services by telcos;

•	the greater use of protocols such as IP;

•	the further adoption of bandwidth-optimization techniques, such as DOCSIS 3.0 and DOCSIS 3.1; and

•	the introduction of new consumer devices, such as advanced set-top boxes, DVRs and NDVRs, connected TVs, tablet computers, and a variety of smart phone mobile devices.

If adoption of these emerging services and/or technologies is not as widespread or as rapid as we expect, or if we are unable to develop new products based on these technologies on a timely basis, our operating results, financial condition and cash flows could be materially and adversely affected.

Furthermore, other technological, industry and regulatory trends and requirements may affect the growth of our business. These trends and requirements include the following:

•	convergence, or the need of network operators to deliver a package of video, voice and data services to consumers, including mobile delivery options;

•	the increasing availability of traditional broadcast video content and video-on-demand on the Internet;

•	adoption of high-bandwidth technology, such as DOCSIS 3.x, next generation LTE and FTTP;

•	the use of digital video by businesses, governments and educational institutions;

•	efforts by regulators and governments in the U.S. and internationally to encourage the adoption of broadband and digital technologies, as well as to regulate broadband access and delivery;

•	consumer interest in higher resolution video such as Ultra HD or retina-display technologies on mobile devices;

•	the need to develop partnerships with other companies involved in video infrastructure workflow and broadband services;

•	the continued adoption of the television viewing behaviors of consumers in developed economies by the growing middle class across emerging economies;

•	the extent and nature of regulatory attitudes towards such issues as network neutrality, competition between operators, access by third parties to networks of other operators, local franchising requirements for telcos to offer video, and other new services, such as mobile video; and

•	the outcome of disputes and negotiations between content owners and service providers regarding rights of service providers to store and distribute recorded broadcast content, which outcomes may drive adoption of one technology over another in some cases.

If we fail to recognize and respond to these trends, by timely developing products, features and services required by these trends, we are likely to lose revenue opportunities and our operating results, financial condition and cash flows could be materially and adversely affected.

We depend significantly on our international revenue and are subject to the risks associated with international operations, including those of our resellers, contract manufacturers and outsourcing partners, which may negatively affect our operating results.

Revenue derived from customers outside of the U.S. in each of the first nine months of 2015 and 2014 represented approximately 52% of our revenue. Although no assurance can be given with respect to international sales growth in any one or more regions, we expect that international revenue will likely continue to represent, from year to year, a majority, and potentially increasing, percentage of our annual revenue for the foreseeable future. Further, if the TVN Acquisition is consummated, the percentage of our annual revenue attributable to international sales would increase. A significant percentage of our revenue is generated from sales to resellers, value-added resellers (“VARs”) and systems integrators, particularly in emerging market countries. Furthermore, a significant percentage of our employees are based in our international offices and locations, and most of our contract manufacturing occurs outside of the U.S. In addition, we outsource a portion of our research and development activities to certain third party partners with development centers located in different countries, particularly Ukraine and India.

Our international operations, the international operations of our resellers, contract manufacturers and outsourcing partners, and our efforts to maintain and increase revenue in international markets are subject to a number of risks, which are generally greater with respect to emerging market countries, including the following:

•	growth and stability of the economy in one or more international regions;

•	fluctuations in currency exchange rates;

•	changes in foreign government regulations and telecommunications standards;

•	import and export license requirements, tariffs, taxes and other trade barriers;

•	our significant reliance on resellers and others to purchase and resell our products and solutions, particularly in emerging market countries;

•	availability of credit, particularly in emerging market countries;

•	difficulty in collecting accounts receivable, especially from smaller customers and resellers, particularly in emerging market countries;

•	compliance with the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act, particularly in emerging market countries and/or similar anti-corruption and anti-bribery laws;

•	the burden of complying with a wide variety of foreign laws, treaties and technical standards;

•	fulfilling “country of origin” requirements for our products for certain customers;

•	difficulty in staffing and managing foreign operations;

•	business and operational disruptions or delays caused by political, social and economic instability and unrest, including risks related to terrorist activity, particularly in emerging market countries (e.g., recent significant civil, political and economic disturbances in Russia and Ukraine);

•	changes in economic policies by foreign governments, including the imposition and potential continued expansion of economic sanctions by the U.S. and the European Union on the Russian Federation; and

•	business and economic disruptions and delays caused by outbreaks of disease, epidemics and potential pandemics.

We have a limited number of international customers who are billed in their local currency, primarily the Euro, British pound and Japanese yen, which subjects us to foreign currency risk. In addition, a portion of our operating expenses relating to the cost of certain international employees, are denominated in foreign currencies, primarily the Israeli shekel, British pound, Euro, Singapore dollar, Chinese yuan and Indian rupee, although we do hedge against the Israeli shekel. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our operating results. Furthermore, payment cycles for international customers are typically longer than those for customers in the U.S. Unpredictable payment cycles could cause us to fail to meet or exceed the expectations of security analysts and investors for any given period.

Most of our international revenue is denominated in U.S. dollars, and fluctuations in currency exchange rates have caused and could continue to cause our products to become relatively more expensive to customers in a particular country or region, leading to a reduction in revenue or profitability from sales in that country or region. The potential negative impact of a strong U.S. dollar on our business has been and may continue to be exacerbated by the significant devaluation of a number of foreign currencies. Also, if the U.S. dollar were to weaken against many foreign currencies, there can be no assurance that a weaker dollar would lead to growth in capital spending in foreign markets.

Our operations outside the U.S. also require us to comply with a number of U.S. and international regulations that prohibit improper payments or offers of payments to foreign governments and their officials and political parties for corrupt purposes. For example, our operations in countries outside the U.S. are subject to the FCPA and similar laws, including the U.K. Bribery Act. Our activities in certain emerging countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or channel partners that could be in violation of various anti-corruption laws, even though these parties may not be under our control. Under the FCPA and U.K. Bribery Act, companies may be held liable for the corrupt actions taken by their directors, officers, employees, channel partners, sales agents, consultants, or other strategic or local partners or representatives. We have internal control policies and procedures with respect to FCPA compliance, have implemented FCPA training and compliance programs for our employees, and include in our agreements with resellers a requirement that those parties comply with the FCPA. However, we cannot provide assurances that our policies, procedures and programs will prevent violations of the FCPA or similar laws by our employees or agents, particularly in emerging market countries, and as we expand our international operations. Any such violation, even if prohibited by our policies, could result in criminal or civil sanctions against us.

The effect of one or more of these international risks could have a material and adverse effect on our business, financial condition, operating results and cash flows.

We purchase several key components, subassemblies and modules used in the manufacture or integration of our products from sole or limited sources, and we rely on contract manufacturers and other subcontractors.

Many components, subassemblies and modules necessary for the manufacture or integration of our products are obtained from a sole supplier or a limited group of suppliers. For example, we depend on one supplier for certain video encoding chips which are incorporated into several products. Our reliance on sole or limited suppliers, particularly foreign suppliers, and our reliance on contractors for manufacturing and installation of our products, involves several risks, including a potential inability to obtain an adequate supply of required components, subassemblies or modules; reduced control over costs, quality and timely delivery of components, subassemblies or modules; supplier discontinuation of components, subassemblies or modules we require; and timely installation of products.

These risks could be heightened during a substantial economic slowdown, because our suppliers and subcontractors are more likely to experience adverse changes in their financial condition and operations during such a period. Further, these risks could materially and adversely affect our business if one of our sole sources, or a sole source of one of our suppliers or contract manufacturers, is adversely affected by a natural disaster. While we expend resources to qualify additional component sources, consolidation of suppliers and the small number of viable alternatives have limited the results of these efforts. Managing our supplier and contractor relationships is particularly difficult during time periods in which we introduce new products and during time periods in which demand for our products is increasing, especially if demand increases more quickly than we expect.

Plexus Services Corp. (“Plexus”), which manufactures our products at its facilities in Malaysia, currently serves as our primary contract manufacturer, and currently provides us with a substantial majority, by dollar amount, of the products that we purchase from our contract manufacturers. Most of the products manufactured by our Israeli operations are outsourced to another third party manufacturer in Israel. From time to time we assess our relationships with our contract manufacturers, and we do not generally maintain long-term agreements with any of our suppliers or contract manufacturers. Our agreement with Plexus has automatic annual renewals, unless prior notice is given by either party, and has been automatically renewed until October 2016.

Difficulties in managing relationships with any of our current contract manufacturers, particularly Plexus, that manufacture our products off-shore, or any of our suppliers of key components, subassemblies and modules used in our products, could impede our ability to meet our customers’ requirements and adversely affect our operating results. An inability to obtain adequate and timely deliveries of our products or any materials used in our products, or the inability of any of our contract manufacturers to scale their production to meet demand, or any other circumstance that would require us to seek alternative sources of supply, could negatively affect our ability to ship our products on a timely basis, which could damage relationships with current and prospective customers and harm our business and materially and adversely affect our revenue and other operating results. Furthermore, if we fail to meet customers’ supply expectations, our revenue would be adversely affected and we may lose sales opportunities, both short- and long-term, which could materially and adversely affect our business, operating results, financial condition and cash flows. Increases, from time to time, in demand on our suppliers and subcontractors from our customers or from other parties have, on occasion, caused delays in the availability of certain components and products. In response, we may increase our inventories of certain components and products and expedite shipments of our products when necessary. These actions could increase our costs and could also increase our risk of holding obsolete or excess inventory, which, despite our use of a demand order fulfillment model, could materially and adversely affect our business, operating results, financial condition and cash flows.

The loss of one or more of our key customers, a failure to continue diversifying our customer base, or a decrease in the number of larger transactions could harm our business and our operating results.

Historically, a significant portion of our revenue has been derived from relatively few customers, due in part to the consolidation of the ownership of cable television and direct broadcast satellite system companies. Sales to our top ten customers in the first nine months of 2015 and 2014 accounted for approximately 34% and 37% of our revenue, respectively. Although we have broadened our customer base by further penetrating new markets and expanding internationally, we expect to see continuing industry consolidation and customer concentration.

In the first nine months of 2015 and 2014, revenue from Comcast accounted for approximately 13% and 18% of our revenue, respectively, and further consolidation in the cable industry could lead to additional revenue concentration for us. The loss of Comcast or any other significant customer, any material reduction in orders by Comcast or any other significant customer, or our failure to qualify our new products with a significant customer could materially and adversely affect, either long term or in a particular quarter, our operating results, financial condition and cash flows. In addition, we are involved in most quarters in one or more relatively large individual transactions. A decrease in the number of the relatively larger individual transactions in which we are involved in any quarter could materially and adversely affect our operating results for that quarter.

As a result of these and other factors, we may be unable to increase our revenues from some or all of the markets we address, or to do so profitably, and any failure to increase revenues and profits from these customers could materially and adversely affect our operating results, financial condition and cash flows.

We rely on resellers, value-added resellers and systems integrators for a significant portion of our revenue, and disruptions to, or our failure to develop and manage our relationships with these customers or the processes and procedures that support them could adversely affect our business.

We generate a significant percentage of our revenue through sales to resellers, VARs and systems integrators that assist us with fulfillment or installation obligations. We expect that these sales will continue to generate a significant percentage of our revenue in the future. Accordingly, our future success is highly dependent upon establishing and maintaining successful relationships with a variety of channel partners.

We generally have no long-term contracts or minimum purchase commitments with any of our reseller, VAR or system integrator customers, and our contracts with these parties do not prohibit them from purchasing or offering products or services that compete with ours. Our competitors may provide incentives to any of our reseller, VAR or systems integrator customers to favor their products or, in effect, to prevent or reduce sales of our products. Any of our reseller, VAR or systems integrator customers may independently choose not to purchase or offer our products. Many of our resellers, and some of our VARs and system integrators are small, are based in a variety of international locations, and may have relatively unsophisticated processes and limited financial resources to conduct their business. Any significant disruption of our sales to these customers, including as a result of the inability or unwillingness of these customers to continue purchasing our products, or their failure to properly manage their business with respect to the purchase of, and payment for, our products, could materially and adversely affect our business, operating results, financial condition and cash flows. In addition, our failure to continue to establish or maintain successful relationships with reseller, VAR and systems integrator customers could likewise materially and adversely affect our business, operating results, financial condition and cash flows.

We may not be able to effectively manage our operations or implement strategic organizational initiatives.

We have grown significantly, primarily through acquisitions, and expanded our international operations. Upon the closing of our acquisition of Scopus in 2009, we added 221 employees, most of whom are based in Israel. Upon the closing of the acquisition of Omneon in 2010, we added 286 employees, most of whom are based in the U.S.

As of October 2, 2015, we had 489 employees in our international operations, representing approximately 48% of our worldwide workforce. If we close the TVN Acquisition, our employee base outside the United States will increase. Our ability to manage our business effectively in the future, including with respect to any future growth, our operation as both a hardware and increasingly software-centric business, the integration of any acquisition efforts, and the breadth of our international operations, will require us to train, motivate and manage our employees successfully, to attract and integrate new employees into our overall operations, to retain key employees and to continue to improve and evolve our operational, financial and management systems. There can be no assurance that we will be successful in any of these efforts, and our failure to effectively manage our operations could have a material and adverse effect on our business, operating results, cash flows and financial condition.

The fact that our employees are spread out in offices around the world also may present additional challenges when we initiate certain strategic initiatives. For example, we have an ongoing program to increase the efficiency and effectiveness of our worldwide sales organization. There can be no assurance that this initiative will achieve success or improve our revenue, operating results or financial condition. We may encounter communication, coordination, management and motivational challenges as we work to align our global sales teams with the stated objectives of this program, which could cause disruptions and delays within the sales organization and in their sales activities. In addition, the investment and costs associated with this strategic initiative may be greater than anticipated, and may outweigh any benefits achieved, which could adversely affect our operating results.

We face risks associated with having outsourced engineering resources located in Ukraine.

We outsource a portion of our research and development activities to a third-party partner with engineering resources located in Ukraine. Political, social and economic instability and unrest or violence in Ukraine, including the ongoing conflict with Russian-backed separatists or conflict with the Russian Federation directly, could cause disruptions to the business and operations of our outsourcing partner, which could slow or delay the development work our partner is undertaking for us. Instability, unrest or conflict could limit or prevent our employees from traveling to, from, or within Ukraine to direct and coordinate our outsourced engineering teams, or cause us to shift all or portions of the development work occurring in Ukraine to other locations or countries. The resulting delays could negatively impact our product development efforts, operating results and our business.

We face risks associated with having facilities and employees located in Israel.

As of October 2, 2015, we maintained facilities in two locations in Israel with a total of 173 employees, or approximately 17% of our worldwide workforce. Our employees in Israel engage in a number of activities, including research and development, product development, and supply chain management for certain product lines and sales activities.

As such, we are directly affected by the political, economic and military conditions affecting Israel. Any significant conflict involving Israel could have a direct effect on our business or that of our Israeli contract manufacturers, in the form of physical damage or injury, restrictions from traveling or reluctance to travel to from or within Israel by our Israeli and other employees or those of our subcontractors, or the loss of Israeli employees to active military duty. Most of our employees in Israel are currently obligated to perform annual reserve duty in the Israel Defense Forces, and approximately 11% of those employees were called for active military duty in 2014. In the event that more of our employees are called to active duty, certain of our research and development activities may be significantly delayed and adversely affected. Further, the interruption or curtailment of trade between Israel and its trading partners, as a result of terrorist attacks or hostilities, conflicts between Israel and any other Middle Eastern country or organization, or any other cause, could significantly harm our business. Additionally, current or future tensions or conflicts in the Middle East could materially and adversely affect our business, operating results, financial condition and cash flows.

Our operating results are likely to fluctuate significantly and, as a result, may fail to meet or exceed the expectations of securities analysts or investors, causing our stock price to decline.

Our operating results have fluctuated in the past and are likely to continue to fluctuate in the future, on an annual and a quarterly basis, as a result of many factors, many of which are outside of our control. Some of the factors that may cause these fluctuations include:

•	the level and timing of capital spending of our customers in the U.S., Europe and in other foreign markets;

•	economic and financial conditions specific to each of the cable, satellite and telco, and broadcast and media industries, as well as general economic and financial market conditions;

•	changes in market acceptance of and demand for our products or our customers’ services or products;

•	the timing and amount of orders, especially from large individual transactions and transactions with our significant customers;

•	the mix of our products sold and the effect it has on gross margins;

•	the timing of revenue recognition, including revenue recognition on sales arrangements and from transactions with significant service and support components, which may span several quarters;

•	the timing of completion of our customers’ projects;

•	the length of each customer product upgrade cycle and the volume of purchases during the cycle;

•	competitive market conditions, including pricing actions by our competitors;

•	the level and mix of our domestic and international revenue and currency exchange rates;

•	new product introductions by our competitors or by us;

•	changes in domestic and international regulatory environments affecting our business;

•	the evaluation of new services, new standards and system architectures by our customers;

•	the cost and timely availability to us of components, subassemblies and modules;

•	the mix of our customer base, by industry and size, and sales channels;

•	changes in our operating and extraordinary expenses;

•	the timing of acquisitions and dispositions by us and the financial impact of such transactions;

•	impairment of our goodwill and intangibles;

•	the impact of litigation, such as related litigation expenses and settlement costs;

•	write-downs of inventory and investments;

•	whether the research and development tax credit is renewed for 2016 and beyond;

•	changes in our effective federal tax rate, including as a result of changes in our valuation allowance against our deferred tax assets, and changes in our effective state tax rates, including as a result of apportionment;

•	changes to tax rules related to the deferral of foreign earnings and compliance with foreign tax rules;

•	the impact of applicable accounting guidance on accounting for uncertainty in income taxes that requires us to establish reserves for uncertain tax positions and accrue potential tax penalties and interest; and

•	the impact of applicable accounting guidance on business combinations that requires us to record charges for certain acquisition related costs and expenses and generally to expense restructuring costs associated with a business combination subsequent to the acquisition date.

The timing of deployment of our products by our customers can be subject to a number of other risks, including the availability of skilled engineering and technical personnel, the availability of third party equipment and services, our customers’ ability to negotiate and enter into rights agreements with video content owners that provide the customers with the right to deliver certain video content, and our customers’ need for local franchise and licensing approvals.

We often recognize a substantial portion of our quarterly revenue in the last month of the quarter. We establish our expenditure levels for product development and other operating expenses based on projected revenue levels for a specified period, and expenses are relatively fixed in the short term. Accordingly, even small variations in the timing of revenue, particularly from relatively large individual transactions, can cause significant fluctuations in operating results in a particular quarter.

As a result of these and other factors, our operating results in one or more future periods may fail to meet or exceed the expectations of securities analysts or investors. In that event, the trading price of the notes and the market price of our common stock would likely decline.

Fluctuations in our future effective tax rates could affect our future operating results, financial condition and cash flows.

We are required to periodically review our deferred tax assets and determine whether, based on available evidence, a valuation allowance is necessary. The realization of our deferred tax assets, which are predominantly in the United States, is dependent upon the generation of sufficient U.S. and foreign taxable income in the future to offset these assets. Based on our evaluation, a history of operating losses in recent years has led to uncertainty with respect to our ability to realize certain of our net deferred tax assets, and as a result we recorded a net increase in valuation allowance of $29.0 million in 2014 against U.S. net deferred tax assets.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex global tax regulations. We recognize potential liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. In the event we determine that it is appropriate to create a reserve or increase an existing reserve for any such potential liabilities, the amount of the additional reserve is charged as an expense in the period in which it is determined. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate tax assessment for the applicable period, a further charge to expense in the period such shortfall is determined would result. Either such charge to expense could have a material and adverse effect on our operating results for the applicable period. In addition, recent statements from the Internal Revenue Service have indicated their intent to seek greater disclosure by companies of their reserves for uncertain tax positions.

In July 2015, we were notified by the U.S. Internal Revenue Service that our 2012 U.S. corporate income tax return had been selected for audit, which commenced in August 2015. We were also notified in August 2015 by the County of Santa Clara, California, of a new property tax audit for the 2012 through 2015 tax years. We are in the process of appealing a $1.6 million assessment by the Santa Clara County tax authority for underpayment of property tax and associated interest from a previous audit cycle, covering the 2007 through 2011 tax years. In addition, one of our subsidiaries is under audit for the 2012 and 2013 tax years, which commenced in the first quarter of 2015, by the Israeli tax authority. If, upon the conclusion of these audits, the ultimate determination of taxes owed in the United States or Israel is for an amount in excess of the tax provision we recorded in the applicable period, our overall tax expense, effective tax rate, operating results and cash flow could be materially and adversely impacted in the period of adjustment.

We continue to be in the process of expanding our international operations and staffing to better support our expansion into international markets. This expansion involves the implementation of an international structure that includes, among other things, an international support center in Europe, a research and development cost sharing arrangement, and certain licenses and other contractual arrangements between us and our wholly-owned domestic and foreign subsidiaries. As a result of these changes, we anticipate that our consolidated pre-tax income will be subject to foreign tax at relatively lower tax rates when compared to the U.S. federal statutory tax rate and, as a consequence, our effective income tax rate is expected to be lower than the U.S. federal statutory rate.

Our future effective income tax rates could be adversely affected if tax authorities challenge our international tax structure or if the relative mix of U.S. and international income changes for any reason. Accordingly, there can be no assurance that our income tax rate will be less than the U.S. federal statutory rate in future periods.

We or our customers may face intellectual property infringement claims from third parties.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in the telecommunications industry have extensive patent portfolios. Also, patent infringement claims and litigation by entities that purchase or control patents, but do not produce goods or services covered by the claims of such patents (so-called “non-practicing entities” or “NPEs”), have increased rapidly over the last decade or so. From time to time, third parties, including NPEs, have asserted, and may assert in the future, patent, copyright, trademark and other intellectual property rights against us or our customers. For example, in October 2011, Avid Technology, Inc. filed a complaint against us in the United States District Court for the District of Delaware alleging that our MediaGrid product infringes two patents held by Avid. In February 2014, a jury determined that we had not infringed on either of these patents. Avid has filed an appeal with respect to the jury’s verdict and the appeal has been docketed with the Federal Circuit. Although we have been able to successfully defend ourselves against the allegations by Avid to date, we may in the future be subject to additional allegations of infringement. Our suppliers and their customers, including us, may have similar claims asserted against them. A number of third parties, including companies with greater financial and other resources than us, have asserted patent rights to technologies that are important to us.

Any intellectual property litigation, regardless of its outcome, could result in substantial expense and significant diversion of the efforts of our management and technical personnel. An adverse determination in any such proceeding could subject us to significant liabilities and temporary or permanent injunctions and require us to seek licenses from third parties or pay royalties that may be substantial. Furthermore, necessary licenses may not be available on terms satisfactory to us, or at all. An unfavorable outcome on any such litigation matter could require that we pay substantial damages, could require that we pay ongoing royalty payments, or could prohibit us from selling certain of our products. Any such outcome could have a material and adverse effect on our business, operating results, financial condition and cash flows.

Our suppliers and customers may have intellectual property claims relating to our products asserted against them. We have agreed to indemnify some of our suppliers and most of our customers for patent infringement relating to our products. The scope of this indemnity varies, but, in some instances, includes indemnification for damages and expenses (including reasonable attorney’s fees) incurred by the supplier or customer in connection with such claims. If a supplier or a customer seeks to enforce a claim for indemnification against us, we could incur significant costs defending such claim, the underlying claim or both. An adverse determination in either such proceeding could subject us to significant liabilities and have a material and adverse effect on our operating results, cash flows and financial condition.

We may be the subject of litigation which, if adversely determined, could harm our business and operating results.

We may be subject to claims arising in the normal course of business. The costs of defending any litigation, whether in cash expenses or in management time, could materially and adversely affect our business, operating results, financial condition and cash flows. An unfavorable outcome on any litigation matter could require that we pay substantial damages, or, in connection with any intellectual property infringement claims, could require that we pay ongoing royalty payments or prohibit us from selling certain of our products. In addition, we may decide to settle any litigation, which could cause us to incur significant settlement costs. A settlement or an unfavorable outcome on any litigation matter could have a material and adverse effect on our business, operating results, financial condition and cash flows.

We have made, and may continue to make, acquisitions, and any acquisition could disrupt our operations, cause dilution to our stockholders and materially and adversely affect our business, operating results, cash flows and financial condition.

As part of our business strategy, from time to time we have acquired, and we may continue to acquire, businesses, technologies, assets and product lines that we believe complement or expand our existing business, such as the proposed TVN Acquisition. Acquisitions involve numerous risks, including the following:

•	unanticipated costs or delays associated with an acquisition;

•	difficulties in the assimilation and integration of acquired operations, technologies and/or products;

•	potential disruption of our business and the diversion of management’s attention from the regular operations of the business during the acquisition process;

•	the challenges of managing a larger and more geographically widespread operation and product portfolio after the closing of the acquisition;

•	potential adverse effects on new and existing business relationships with suppliers, contract manufacturers, resellers, partners and customers;

•	risks associated with entering markets in which we may have no or limited prior experience;

•	the potential loss of key employees of acquired businesses and our own business as a result of integration;

•	difficulties in bringing acquired products and businesses into compliance with applicable legal requirements in jurisdictions in which we operate and sell products;

•	impact of known potential liabilities or unknown liabilities, including litigation and infringement claims, associated with companies we acquire;

•	substantial charges for acquisition costs or for the amortization of certain purchased intangible assets, deferred stock compensation or similar items;

•	substantial impairments to goodwill or intangible assets in the event that an acquisition proves to be less valuable than the price we paid for it;

•	delays in realizing, or failure to realize, the anticipated benefits of an acquisition; and

•	the possibility that any acquisition may be viewed negatively by our customers or investors or the financial markets.

Competition within our industry for acquisitions of businesses, technologies, assets and product lines has been, and is likely to continue to be, intense. As such, even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or because the target chooses to be acquired by another company. Furthermore, in the event that we are able to identify and consummate any future acquisitions, we may, in each of those acquisitions:

•	issue equity securities which would dilute current stockholders’ percentage ownership;

•	incur substantial debt to finance the acquisition or assume substantial debt in the acquisition;

•	incur significant acquisition-related expenses;

•	assume substantial liabilities, contingent or otherwise; or

•	expend significant cash.

These financing activities or expenditures could materially and adversely affect our operating results, cash flows and financial condition or the trading price of the notes and the market price of our common stock. Alternatively, due to difficulties in the capital or credit markets at the time, we may be unable to secure capital necessary to complete an acquisition on reasonable terms, or at all. Moreover, even if we were to obtain benefits from acquisitions in the form of increased revenue and earnings per share, there may be a delay between the time the expenses associated with an acquisition are incurred and the time we recognize such benefits.

As of October 2, 2015, we had approximately $198 million of goodwill recorded on our balance sheet associated with prior acquisitions. In the event we determine that our goodwill is impaired, we would be required to write down all or a portion of such goodwill, which could result in a material non-cash charge to our results of operations in the period in which such write-down occurs.

If we are unable to successfully address one or more of these risks, our business, operating results, financial condition and cash flows could be materially and adversely affected.

We may sell one or more of our product lines, from time to time, as a result of our evaluation of our products and markets, and any such divestiture could adversely affect our continuing business and our expenses, revenues, results of operation, cash flows and financial position.

We periodically evaluate our various product lines and may, as a result, consider the divestiture of one or more of those product lines. For example, in February 2013, we entered into an Asset Purchase Agreement with Aurora Networks, Inc. pursuant to which we agreed to sell our cable access HFC Business for $46 million in cash. Any such divestiture could adversely affect our continuing business and expenses, revenues, results of operations, cash flows and financial position.

Divestitures of product lines have inherent risks, including the expense of selling the product line, the possibility that any anticipated sale will not occur, delays in closing any sale, the risk of lower-than-expected proceeds from the sale of the divested business, unexpected costs associated with the separation of the business to be sold from the seller’s information technology and other operating systems, and potential post-closing claims for indemnification or breach of transition services obligations of the seller. Expected cost savings, which are offset by revenue losses from divested businesses, may also be difficult to achieve or maximize due to the seller’s fixed cost structure, and a seller may experience varying success in reducing fixed costs or transferring liabilities previously associated with the divested business.

Our operating results could be adversely affected by natural disasters affecting us or impacting our third-party manufacturers, suppliers, resellers or customers.

Our corporate headquarters is located in California, which is prone to earthquakes. We have employees, consultants and contractors located in regions and countries around the world. In the event that any of our business, sales or research and development centers or offices in the U.S. or internationally are adversely affected by an earthquake or by any other natural disaster, we may sustain damage to our operations and properties, which could cause a sustained interruption or loss of affected operations, and cause us to suffer significant financial losses.

We rely on third-party contract manufacturers for the production of our products. Any significant disruption in the business or operations of such manufacturers or of their or our suppliers could adversely impact our business. Our principal contract manufacturers and several of their and our suppliers and our resellers have operations in locations that are subject to natural disasters, such as severe weather, tsunamis, floods and earthquakes, which could disrupt their operations and, in turn, our operations.

In addition, if there is a natural disaster in any of the locations in which our significant customers are located, we face the risk that our customers may incur losses or sustained business interruption, or both, which may materially impair their ability to continue their purchase of products from us. Accordingly, natural disasters in one of the geographies in which we, or our third-party manufacturers, their or our suppliers or our customers, operate could have a material and adverse effect on our business, operating results, cash flows and financial condition.

In order to manage our growth, we must be successful in addressing management succession issues and attracting and retaining qualified personnel.

Our future success will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. We must successfully manage transition and replacement issues that may result from the departure or retirement of members of our executive management. Recently, we announced the resignation of our Chief Financial Officer and appointment of her successor as well as the resignation of our senior vice president, worldwide sales, and related changes to our board of directors and the transition of departed executives’ roles and responsibilities to new and existing members of the senior management team. If the new members of executive management do not successfully transition into their new positions, it could negatively impact our business and potentially prevent us from implementing a successful business plan in a timely manner. From time to time, there may be additional changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We cannot provide assurances that changes of management personnel in the future would not cause disruption to operations or customer relationships or a decline in our operating results.

We are also dependent on our ability to retain and motivate our existing highly qualified personnel, in addition to attracting new highly qualified personnel. Competition for qualified management, technical and other personnel is often intense, and we may not be successful in attracting and retaining such personnel. Competitors and others have in the past attempted, and are likely in the future to attempt, to recruit our employees. While our employees are required to sign standard agreements concerning confidentiality and ownership of inventions, we generally do not have employment contracts or non-competition agreements with any of our personnel. The loss of the services of any of our key personnel, the inability to attract or retain highly qualified personnel in the future or delays in hiring such personnel, particularly senior management and engineers and other technical personnel, could negatively affect our business and operating results.

We could be negatively affected as a result of a future proxy contest and the actions of activist stockholders.

If a proxy contest with respect to election of our directors is initiated in the future, or if other activist stockholder activities occur, our business could be adversely affected because:

•	responding to a proxy contest and other actions by activist stockholders can be costly and time-consuming, disrupting our operations and diverting the attention of management and our employees;

•	perceived uncertainties as to our future direction caused by activist activities may result in the loss of potential business opportunities, and may make it more difficult to attract and retain qualified personnel and business partners; and

•	if individuals are elected to our board of directors with a specific agenda, it may adversely affect our ability to effectively and timely implement our strategic plans.

Our failure to adequately protect our proprietary rights and data may adversely affect us.

At October 2, 2015, we held 57 issued U.S. patents and 35 issued foreign patents, and had 26 patent applications pending. Although we attempt to protect our intellectual property rights through patents, trademarks, copyrights, licensing arrangements, maintaining certain technology as trade secrets and other measures, we can give no assurances that any patent, trademark, copyright or other intellectual property rights owned by us will not be invalidated, circumvented or challenged, that such intellectual property rights will provide competitive advantages to us, or that any of our pending or future patent applications will be issued with the scope of the claims sought by us, if at all. We can give no assurances that others will not develop technologies that are similar or superior to our technologies, duplicate our technologies or design around the patents that we own. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries in which we do business or may do business in the future.

We generally enter into confidentiality or license agreements with our employees, consultants, and vendors and our customers, as needed, and generally limit access to, and distribution of, our proprietary information. Nevertheless, we cannot provide assurances that the steps taken by us will prevent misappropriation of our technology. In addition, we have taken in the past, and may take in the future, legal action to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of management time and other resources, and could materially and adversely affect our business, operating results, financial condition and cash flows.

Recently reported hacking attacks on government and commercial computer systems, particularly attacks sponsored by foreign governments or enterprises, raise the risks that such an attack may compromise, in a material respect, one or more of our computer systems and permit hackers access to our proprietary information and data. If such an attack does, in fact, allow access to or theft of our proprietary information or data, our business, operating results, financial condition and cash flows could be materially and adversely affected.

Our products include third-party technology and intellectual property, and our inability to acquire new technologies or use third-party technology in the future could harm our business.

In order to successfully develop and market certain of our planned products, we may be required to enter into technology development or licensing agreements with third parties. Although companies with technology useful to us are often willing to enter into technology development or licensing agreements with respect to such technology, we cannot provide assurances that such agreements may be negotiated on commercially reasonable terms, or at all. The failure to enter, or a delay in entering, into such technology development or licensing agreements, when necessary or desirable, could limit our ability to develop and market new products and could materially and adversely affect our business.

We incorporate certain third-party technologies, including software programs, into our products, and, as noted, intend to utilize additional third-party technologies in the future. In addition, the technologies that we license may not operate properly or as specified, and we may not be able to secure alternatives in a timely manner, either of which could harm our business. We could face delays in product releases until alternative technology can be identified, licensed or developed, and integrated into our products, if we are able to do so at all. These delays, or a failure to secure or develop adequate technology, could materially and adversely affect our business, operating results, financial condition and cash flows.

Our use of open source software in some of our products may expose us to certain risks.

Some of our products contain software modules licensed for use from third-party authors under open source licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use. If we combine our proprietary software with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary software to the public. This could allow our competitors to create similar products with lower development effort and in less time and ultimately could result in a loss of product sales for us.

Although we monitor our use of open source closely, it is possible our past, present or future use of open source has triggered or may trigger the foregoing requirements. Furthermore, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In such event, we could be required to seek licenses from third parties in order to continue offering our products, to re-engineer our products or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis, any of which could materially and adversely affect our operating results, financial condition and cash flows.

We cannot assure you that our share repurchase program will result in repurchases of our common stock or enhance long-term stockholder value, and repurchases, if any, could affect our stock price and increase its volatility and will diminish our cash reserves.

In April 2013, our board of directors approved a modified “Dutch Auction” tender offer to repurchase up to $100 million of shares of our common stock. The tender offer expired on May 24, 2013, and resulted in our repurchasing approximately 12 million shares of our common stock, at $6.25 per share, for an aggregate purchase price of approximately $75 million.

Following the tender offer, we resumed purchases under our share repurchase program. Under the program, we are authorized to repurchase up to $300 million of our common stock in open market transactions or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Exchange Act. As of October 2, 2015, we had purchased an aggregate of $251 million of our common stock under this program, including under the tender offer. The timing and actual number of shares repurchased, if any, will depend on a variety of factors, including the price and availability of our shares, trading volume, general market conditions and projected cash positions. The program was suspended prior to the announcement of the tender offer, and may be suspended or discontinued at any time in the future without prior notice.

Repurchases pursuant to our tender offer and our share repurchase program could affect our stock price and increase its volatility and will reduce the market liquidity for our stock. Additionally, these repurchases will diminish our cash reserves, which could impact our ability to pursue possible future strategic opportunities and acquisitions and would result in lower overall returns on our cash balances. There can be no assurance that any share repurchases will, in fact, occur, or, if they occur, that they will enhance stockholder value because the market price of our common stock may decline below the levels at which we repurchased shares of stock. Although our tender offer and our share repurchase program are intended to enhance long-term stockholder value, short-term stock price fluctuations could reduce the effectiveness of these repurchases.

We are subject to import and export controls that could subject us to liability or impair our ability to compete in international markets.

Our products are subject to U.S. export controls, and may be exported outside the U.S. only with the required level of export license or through an export license exception, in most cases because we incorporate encryption technology into our products. In addition, various countries regulate the import of certain technology and have enacted laws that could limit our ability to distribute our products, or could limit our customers’ ability to implement our products, in those countries. Changes in our products or changes in export and import regulations may delay the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential international customers.

In addition, we may be subject to customs duties that could have a significant adverse impact on our operating results or, if we are able to pass on the related costs in any particular situation, would increase the cost of the related product to our customers. As a result, the future imposition of significant increases in the level of customs duties or the creation of import quotas on our products in Europe or in other jurisdictions, or any of the limitations on international sales described above, could have a material adverse effect on our business, operating results, financial condition and cash flows. Further, some of our customers in Europe have been, or are being, audited by local governmental authorities regarding the tariff classifications used for importation of our products. Import duties and tariffs vary by country and a different tariff classification for any of our products may result in higher duties or tariffs, which could have an adverse impact on our operating results and potentially increase the cost of the related products to our customers.

We may need additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

We have been engaged in the design, manufacture and sale of a variety of video products and system solutions since inception, which has required, and will continue to require, significant research and development expenditures.

We believe that our existing cash and short-term investments of approximately $88 million at October 2, 2015, even as it may be reduced through the concurrent repurchase of shares of common stock from purchasers of notes in this offering, possible future repurchases of our common stock under the share repurchase program discussed above and to fund a portion of the purchase price of the TVN Acquisition, will satisfy our cash requirements for at least the next 12 months. However, we may need to raise additional funds to take advantage of strategic opportunities, satisfy our other cash requirements from time to time, or strengthen our financial position. Our ability to raise funds may be adversely affected by a number of factors, including factors beyond our control, such as weakness in the economic conditions in markets in which we sell our products and continued uncertainty in financial, capital and credit markets. There can be no assurance that equity or debt financing will be available to us on reasonable terms, if at all, when and if it is needed.

We may raise additional financing through public or private equity offerings, debt financings, or corporate partnership or licensing arrangements. To the extent we raise additional capital by issuing equity securities or convertible debt, our stockholders may experience dilution. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or products, or grant licenses on terms that are not favorable to us. To the extent we raise capital through debt financing arrangements, we may be required to pledge assets or enter into covenants that could restrict our operations or our ability to incur further indebtedness and the interest on such debt may adversely affect our operating results.

If adequate capital is not available, or is not available on reasonable terms, when needed, we may not be able to take advantage of acquisition or other market opportunities, to timely develop new products, or to otherwise respond to competitive pressures.

Our business and industry are subject to various laws and regulations that could adversely affect our business, operating results, cash flows and financial condition.

Our business and industry are regulated under various federal, state, local and international laws. For example, we are subject to environmental regulations such as the European Union’s Waste Electrical and Electronic Equipment (WEEE) and Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (RoHS) directives and similar legislation enacted in other jurisdictions worldwide. Our failure to comply with these laws could result in our being directly or indirectly liable for costs, fines or penalties and third-party claims, and could jeopardize our ability to conduct business in such regions and countries. We expect that our operations will be affected by other new environmental laws and regulations on an ongoing basis. Although we cannot predict the ultimate impact of any such new laws and regulations, they would likely result in additional costs, and could require that we redesign or change how we manufacture our products, any of which could have a material and adverse effect on our operating results, financial condition and cash flows.

We are subject to the Sarbanes-Oxley Act of 2002 which, among other things, requires an annual review and evaluation of our internal control over financial reporting. If we conclude in future periods that our internal control over financial reporting is not effective or if our independent registered public accounting firm is unable to provide an unqualified attestation as of future year-ends, we may incur substantial additional costs in an effort to correct such problems, and investors may lose confidence in our financial statements, and our stock price may decrease in the short term, until we correct such problems, and perhaps in the long term, as well.

We are subject to new requirements under the Dodd-Frank Act of 2010 that will require us to conduct research, disclose, and report whether or not our products contain certain conflict minerals sourced from the Democratic Republic of Congo or its surrounding countries. The implementation of these new requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components used in our products. In addition, we may incur certain additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used or necessary to the production of our products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that we may face reputational harm if we determine that certain of our products contain minerals not determined to be conflict-free and/or we are unable to alter our products, processes or sources of supply to avoid such materials.

Changes in telecommunications legislation and regulations in the U.S. and other countries could affect our sales and the revenue we are able to derive from our products. In particular, “net neutrality” rules proposed by the U.S. Federal Communications Commission (FCC) aimed at regulating Internet service as a Title II telecommunications service, or regulations dealing with access by competitors to the networks of incumbent operators, could slow or stop infrastructure and services investments or expansion by service providers. Increased regulation of our customers’ pricing or service offerings could limit their investments and, consequently, revenue from our products. The impact of new or revised legislation or regulations could have a material adverse effect on our business, operating results, financial condition and cash flows.

Risks Related to the TVN Acquisition

This offering is not conditioned upon the closing of the acquisition, and there can be no assurance that the TVN Acquisition will be completed.

On December 7, 2015, we entered into a put option agreement with the selling shareholders of Thomson Video Networks SAS, or TVN, pursuant to which we agreed to acquire all of the outstanding share capital of the parent holding company of TVN for consideration consisting of approximately $75 million in cash plus up to approximately $15 million in post-closing adjustments. Pursuant to the terms of the agreement, the selling shareholders have the right to exercise a put option following a 60-day consultation process regarding the proposed TVN Acquisition with TVN’s employee works council in France. Subject to the election by the selling shareholders to proceed with the acquisition and upon the exercise of the put option, the parties will immediately execute a sale and purchase agreement whereby the selling stockholders will agree to sell and we will agree to acquire the outstanding share capital of the parent holding company of TVN, which we expect would close in February 2016.

The consummation of the TVN Acquisition is subject to the following closing conditions:

•	TVN’s reacquisition of its patent portfolio from France Brevets;

•	the receipt of certain historical audited financial statements of TVN prepared in accordance with U.S. generally accepted accounting principles;

•	the receipt of certain regulatory approvals required under French law; and

•	certain other customary closing conditions.

We cannot assure you that the selling shareholders of TVN will elect to proceed with the TVN Acquisition following consultation with its employee works council, TVN will be able to comply with the closing conditions noted above or the TVN Acquisition will be completed at all. In addition, both we and TVN have rights to terminate each of the put option agreement and the sale and purchase agreement under certain circumstances specified in each such agreement, including our right to terminate the transaction if we are unable to raise adequate financing for the transaction. The closing of this offering is not conditioned on the closing of the TVN Acquisition, so if the TVN Acquisition is not completed for any reason, the notes will remain outstanding.

We are exposed to risks associated with the TVN Acquisition.

The TVN Acquisition involves numerous risks, including, but not limited to, the following:

•	diversion of management’s attention from other operational matters;

•	requirements imposed by government regulators in connection with their review of the transaction;

•	ineffective integration of operations, systems, technologies, products or employees of TVN;

•	inability to realize anticipated synergies or other benefits;

•	failure to commercialize purchased technologies;

•	initial dependence on unfamiliar supply chains or relatively small supply partners relating to the TVN business;

•	failure to attract, retain and motivate key employees of TVN;

•	exposure to new operational risks, rules, regulations, worker expectations, customs and practices in France or other countries where we have not historically conducted business or where we have had more limited operations;

•	increased economic, market volatility and other geopolitical risks associated with increased international operations;

•	challenges associated with managing new, more diverse and more widespread operations, projects and people;

•	inability to obtain and protect intellectual property rights in key technologies;

•	inadequacy or ineffectiveness of TVN’s internal financial controls, disclosure controls and procedures, and/or environmental, health and safety, anti-corruption, human resource, or other policies or practices;

•	impairment of acquired intangible assets and goodwill as a result of changing business conditions, technological advancements or poor performance by TVN;

•	the risk of litigation or claims associated with the TVN Acquisition;

•	unknown, underestimated and/or undisclosed commitments or liabilities; and

•	the inappropriate scale of TVN’s critical resources or facilities for needs of the TVN business.

If we do not successfully manage the risks associated with the TVN Acquisition, our business, financial condition and results of operations could be materially and adversely affected.

Our and TVN’s business relationships, including customer relationships, may be subject to disruption due to uncertainty associated with the TVN Acquisition.

Parties with which we and/or TVN do business may experience uncertainty associated with the TVN Acquisition, including with respect to current or future business relationships with us, TVN or the combined business. These business relationships may be subject to disruption as customers and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us, TVN or the combined business, including our competitors or those of TVN’s. These disruptions could have a material adverse effect on the combined business, operating results and financial condition of the combined business. The adverse effect of such disruptions could be exacerbated by the failure to complete the TVN Acquisition or a delay in the completion of the TVN Acquisition.

Prior to the closing of the TVN Acquisition, TVN’s patent portfolio and rights to its future patents and patent applications were held by France Brevets, a third-party licensing entity.

In connection with the 2011 spinout of TVN from Technicolor SA, TVN’s holding company and France Brevets entered into a cooperation and patent license agreement, pursuant to which France Brevets acquired TVN’s patent portfolio and all new patents and patent applications for inventions generated by TVN, its holding company and its affiliates were assigned to France Brevets and new patent applications for inventions generated by TVN employees were filed in the name of France Brevets. TVN entered into these arrangements to reduce its ongoing patent maintenance and patent application program costs, have France Brevets assume the costs of any future patent litigation or prosecution costs, and potentially benefit economically from any patent licensing or monetization programs undertaken by France Brevet involving TVN’s patents. The reacquisition of its patent portfolio is a condition to the TVN Acquisition. If TVN is unsuccessful in repurchasing its patent portfolio or if it is unable to do so at commercially reasonable terms, the TVN Acquisition may not be completed. Additionally, France Brevets or its affiliates may have entered into licensing agreements with third parties with respect to TVN’s patents which we or TVN do not find advantageous or advisable, and we may not be able to successfully rescind or terminate those license agreements. Furthermore, if France Brevets and its affiliates did not take sufficient legal action which may have been necessary to enforce our patents, determine the validity and scope of the patents of others or defend against claims of infringement or invalidity of our patents, TVN’s patents may not be valid or as strategically valuable as we or TVN have assumed.